UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GCP APPLIED TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by GCP Applied Technologies Inc. on January 13, 2020.

GCP Applied Technologies Issues Statement in Response to Starboard Nominations

CAMBRIDGE, Mass. – January 13, 2020 – GCP Applied Technologies Inc. (NYSE:GCP) (“GCP”), a leading global provider of construction products technologies, today issued the following statement in response to the nominations announced by Starboard Value LP (“Starboard”) earlier today:

GCP’s Board of Directors and management team are committed to executing the Company’s strategic plan and continuing to drive enhanced performance and operating efficiency to unlock value for all of our stockholders.

GCP has maintained a constructive dialogue with Starboard and its other stockholders, including a 2019 agreement to add two Starboard-nominated directors to the board. We look forward to continuing our open communication with our stockholders.

Under the leadership of our recently appointed CEO Randy Dearth, we have focused on driving enhanced performance and further reducing costs and are seeing positive momentum in the business. We also have executed substantial governance changes, including the election of Elizabeth Mora as Independent Chairman.

GCP is committed to an independent, diverse and experienced Board, and is confident that its current Board composition includes the right mix of knowledge, skills and expertise to support the execution of our strategy.

GCP’s Board and its Nominating and Governance Committee will evaluate Starboard’s nominees pursuant to our regular process and make a recommendation with respect to the election of directors in due course.

About GCP Applied Technologies

GCP is a leading global provider of construction products technologies that include additives for cement and concrete, the VERIFI® in-transit concrete management system, high-performance waterproofing products, and specialty systems. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

Additional Information

GCP intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in GCP’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on For 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Joseph DeCristofaro

T +1 617.498.2616

investors@gcpat.com

or

Nick Lamplough / Leigh Parrish / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449